SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No. )

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EMAK Worldwide, Inc.

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February 21, 2006

Dear Shareholder:

        I am writing upon my 100th day as Chief Executive Officer, to bring you up to date on important recent developments at EMAK Worldwide and to briefly summarize the steps we're taking to strengthen your Company for the benefit of all shareholders, employees and customers.

        Shortly after I came aboard, we began taking steps to focus our business on creating shareholder value. Your new management team began with a series of renovations which included reducing costs and overhead, streamlining our corporate structure, and launching the much-needed integration of several of our agencies. We believe these changes will make our great agencies even better at delivering the most to our clients, leading to top-line growth and better performance for our investors.

        Already, we are reaping the benefits as we place our clients first, our agencies second and corporate bureaucracy last. We have a leaner and more effective management team. We have cut annualized overhead costs by over $4.8 million. We have gained new momentum as we court new clients as well as cultivate and grow our relationships with existing clients. In 2006, our agencies will have new tools to win business, measure performance and align business planning. We strive to be indispensable to our clients as we deliver tangible, measurable results. We anticipate that empowering our agencies to fulfill our corporate vision will lead to improved performance and help carry EMAK to the next level.

        Our most recent noteworthy step has been our effort to take a group of struggling independents with overlap in positioning and service offerings and create a single, cohesive agency—Logistix Worldwide—by integrating Logistix, Megaprint Group, SCI Promotion and Pop Rocket. This “new” shop will be a promotional products and services agency, specializing in marketing to families in multiple regions and for multi-regional clients. We believe this distinct agency will have enough scale, depth of talent and reach to be attractive and meaningful to global clients. These clients want creativity and reliability on a much broader scale, and we are meeting their increasing demands through an agency that's truly integrated.

        We also want you to know that, in an SEC filing dated January 31st, EMAK's former CEO, Donald A. Kurz, announced his intention to nominate himself and five others to our Board and to reappoint himself as Chairman and CEO. The Board sees a potential proxy contest with Mr. Kurz as an unfortunate distraction, and regrets the cost to the Company that is inherent in any situation like this.

        We intend to oppose Mr. Kurz's efforts to reinstate himself because we truly believe it is in the best interests of all shareholders to do so. Your Board and management share a common goal with all shareholders—as beneficial owners of 829,891 outstanding common shares of EMAK1—we all want to see our investments grow and prosper. In May 2005, after careful and lengthy deliberations, your Board determined that a transition to new leadership would best serve EMAK's continued growth and diversification efforts. We ask for your support as your Board and management implement our plan to rebuild EMAK and enhance shareholder value.

        Your Board is committed to continuing to evaluate and fine tune our corporate strategy to get the most value from our great agencies. In addition, at the operating level, we are continuing to elicit feedback from our key clients—we pride ourselves on responding to all our clients' needs and suggestions quickly and effectively. Now that the heavy lifting is underway, we intend to focus even more on strengthening the base of our business, enhancing worldwide visibility and growing our roster of clients.

        As the annual meeting approaches, we will send you the Company's definitive proxy materials. In the meantime, should you receive any proxy materials directly from Mr. Kurz, we urge you not to sign any proxy card you may receive from him or his paid agents. If you have any questions, please call our investor relations department at (323) 932-4034 or call MacKenzie Partners, which is assisting the Company in this matter, at (800) 322-2885 Toll-Free or at (212) 929-5500 (collect) or by email to proxy@mackenziepartners.com.

        We thank you for your past support, and we ask for your continued support of the Company in this important matter. We look forward to telling you more about our plans—and how you can measure our progress in the near term—when we report our earnings early in March.

On Behalf of Your Board of Directors: Sincerely, Jim Holbrook Chief Executive Officer

EMAK Worldwide, Inc. (EMAK) and its directors, including Barrie P. Berg, Howard D. Bland, Jeffrey S. Deutschman, James L. Holbrook, Jr., Jonathan D. Kaufelt, Alfred E. Osborne, Jr., and Stephen P. Robeck, may be deemed to be participants in the solicitation of proxies from stockholders of EMAK in connection with the election of directors at the 2006 annual meeting of stockholders. EMAK stockholders may obtain information regarding the identity of each participant and a description of each participant's direct or indirect interest in the solicitation from the proxy statement of EMAK and the accompanying white proxy card that will be mailed to each stockholder of record prior to the 2006 annual meeting of stockholders.

EMAK stockholders are strongly advised to read the proxy statement when it is available because it contains important information. EMAK stockholders may obtain a copy of the proxy statement and all other relevant documents for free at the SEC's website at http://www.sec.gov or by contacting MacKenzie Partners, Inc., which is assisting us, at 800-322-2885 Toll-Free or at 212-929-5500 (collect) or by email at proxy@mackenziepartners.com.

[1]	Excludes (i) the 1,694,915 shares of Common Stock issuable upon conversion of Preferred Stock held by Crown EMAK Partners LLC and represented at the Board level by Jeffrey S. Deutschman, and (ii) 786,698 shares of Common Stock underlying stock options and restricted stock units held by executive officers and directors.